UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2010

Resource America, Inc.
(Exact name of registrant as specified in its chapter)

Delaware	0-4408	72-0654145
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, PA		19112
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 215-546-5005

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As set forth in greater detail in Section 2.03 below, on December 31, 2010, LEAF Commercial Capital, Inc. (“LCC”), a newly-formed subsidiary of LEAF Financial Corporation, the registrant’s subsidiary (“LEAF  Financial”), entered into a revolving securitized equipment lease warehouse facility (the “Facility”) with Guggenheim Securities, LLC (“Guggenheim”).  In order to satisfy the conditions for entering into the Facility, LEAF Financial created LCC to operate its equipment lease and note origination, servicing and financing business (the “Leasing Platform”).  LCC obtained additional capital of approximately $36.2 million, $10.0 million of which is in the form of a contingent commitment, from Resource TRS, Inc. (“TRS”), a wholly-owned subsidiary of Resource Capital Corp. (“RCC”), which made an investment in preferred stock of LCC in order to expand and strengthen its equipment finance investments. These transactions are described below in this item.

In connection with the capitalization of LCC, on January 4, 2011, TRS contributed capital of approximately $26.2 million to LCC in the form of approximately $5.2 million in cash, directly-owned equipment leases and notes, and all of TRS’s interest in LEAF Receivables Funding 3, LLC, a wholly-owned subsidiary of TRS which owns equipment, equipment leases and notes.  In addition, LEAF Financial contributed capital to LCC in the form of its assets serviced by the Leasing Platform.  Senior management personnel of LEAF Financial (collectively, the “Management Parties”), contributed capital to LCC in the form of all of the shares of common stock they owned in LEAF Financial.  The foregoing capital investments in LCC were made pursuant to a Transfer and Contribution Agreement among LEAF Financial, LCC, RCC, TRS and the Management Parties (the “TCA”).  The TCA is attached hereto as Exhibit 10.1.

Pursuant to the TCA, in return for LEAF Financial’s capital investments, LCC issued 3,700 shares of LCC common stock to LEAF Financial, representing 37% of LCC’s common stock on a fully-diluted basis.  In return for TRS’s capital investments, LCC issued to TRS 2,626.783 shares of LCC Series A preferred stock (the “Preferred Stock”) and warrants to purchase 4,800 shares of LCC common stock for an exercise price of $0.01 per share, representing 48% of LCC’s common stock on a fully-diluted basis (the “RCC Warrant”).  Additionally, pursuant to the TCA, in exchange for the Management Parties’ capital investments, LCC issued to the Management Parties 1,000 shares of common stock representing an aggregate of 10% of LCC’s common stock on a fully-diluted basis.  The fully-diluted ownership amounts include shares issuable upon exercise of the Guggenheim Warrant described in Item 2.03 of this report.  A certificate of designation of rights and preferences setting forth the terms of the Preferred Stock, and a form of the RCC Warrant, are each attached as schedules to the TCA.

As set forth in the TCA, on January 4, 2011, TRS also delivered to LCC a Share Purchase Agreement (the “Share Purchase Agreement”), under which LCC is permitted to require  TRS to purchase up to an additional $10.0 million of Preferred Stock on the terms set forth therein.  A form of the Share Purchase Agreement is attached as a schedule to the TCA.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The transactions discussed in Item 1.01 above enabled LCC to enter into the Facility.  Under the Facility, Guggenheim committed to an initial funding of $50.0 million and is seeking additional participating lenders to provide additional funding of up to $100.0 million.  Upon the mutual consent of both Guggenheim and LCC, the Facility may be increased to a total of $200.0 million.  As an inducement to enter into the Facility, LCC issued to Guggenheim a warrant to purchase up to 500 shares of LCC common stock for an exercise price of $0.01 per share (the “Guggenheim Warrant”).  The initial amount of LCC common stock for which the Guggenheim Warrant may be exercised will be 166.667 shares, increasing in proportion to the amount of committed funding obtained (to a maximum of $150.0 million).  Guggenheim also has the right to acquire up to 150 additional shares of LCC common stock from LEAF Financial, on the same terms, if by August 28, 2011, specified ratings targets for the notes issued in connection with the Facility have not been obtained.

In accordance with the terms of the Facility, LEAF Capital Funding SPE A, LLC (“Funding”), a wholly-owned subsidiary of LCC, issued to Guggenheim, as initial purchaser, six classes of DBRS-rated notes, with ratings ranging from “AAA” to “BB”, for $50.0 million.  The securities are equipment contract-backed debt, secured and payable only from equipment lease and loan contracts owned by Funding.  The registrant is not an obligor or a guarantor of the securities and the Facility is non-recourse to the registrant.

Interest on the notes is calculated at a rate of 30 day LIBOR plus a margin rate applicable to each class of notes.  The weighted average margin on the notes sold to Guggenheim, AAA through the BB, is 377 basis points.  The maturity date for the securities is December 15, 2020.

The Facility contains standard representations and covenants for facilities of this type, including covenants to maintain specified  financial ratios. The events which constitute an event of default are also customary for loans of this size, including payment defaults, breaches of representations or covenants, change of control, insolvency or other material and adverse changes.  Occurrence of an event of default allows the lenders to accelerate the payment of the loans and terminate the commitments to lend.

The indenture governing the notes described above, and the Guggenheim Warrant are attached hereto as Exhibits 10.2 and 10.3.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

10.1
Transfer and Contribution Agreement dated as of January 4, 2011 by and among LEAF Financial Corporation, Resource TRS, Inc., Resource Capital Corp., LEAF Commercial Capital, Inc. and the management parties named therein.

10.2	Indenture between LEAF Capital Funding SPE A, LLC, as issuer, U.S. Bank, National Association, as trustee and custodian, and Guggenheim Securities, LLC, as administrative agent.

10.3	Warrant to Purchase Common Stock of LEAF Commercial Capital, Inc., issued to Guggenheim Securities, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Resource America, Inc.

Dated: January 6, 2011	By: /s/ Thomas C. Elliott
Thomas C. Elliott
Senior Vice President and Chief Financial Officer